EXHIBIT 4.12

                                 AMENDMENT NO. 4

                                       TO

               REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT

        THIS AMENDMENT NO. 4 ("Amendment") is entered into as of March 25, 2005 by and among PERMA-FIX ENVIRONMENTAL SERVICES, INC., a corporation organized under the laws of the State of Delaware ("Borrower"), PNC BANK, NATIONAL ASSOCIATION ("PNC"), the various other financial institutions (together with PNC, collectively the "Lenders") named in or which hereafter become a party to the Loan Agreement (as hereafter defined) and PNC as agent for Lenders (in such capacity, "Agent") and as Issuing Bank.

                                   BACKGROUND

        Borrower, Agent and Lenders are parties to a Revolving Credit, Term Loan and Security Agreement dated as of December 22, 2000 (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement") pursuant to which Lenders provide Borrower with certain financial accommodations.

        Borrower has requested that Lenders amend certain provisions of the Loan Agreement and Agent, on behalf of Lenders is willing to do so on the terms and conditions hereafter set forth.

        NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrower by Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

        2. Amendment to Loan Agreement. Subject to satisfaction of the conditions precedent set forth in Section 3 below, the Loan Agreement is hereby amended as follows:

                (a) Section 1.2 of the Loan Agreement is hereby amended to provide as follows:

                        (i) The following defined terms are added in their appropriate alphabetical order:

                "Amendment No. 4" shall mean Amendment No. 4 to Revolving Credit, Term Loan and Security Agreement dated as of March 25, 2005.

                "Amendment No. 4 Effective Date" shall mean the date when the conditions of effectiveness set forth in Section 3 of Amendment No. 4 have been met to Agent's satisfaction.

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                "Anti-Terrorism Laws" shall mean any Applicable Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Applicable Laws comprising or implementing the Bank Secrecy Act, and the Applicable Laws administered by the United States Treasury Department's Office of Foreign Asset Control (as any of the foregoing Applicable
                Laws may from time to time be amended, renewed, extended, or replaced).

                "Applicable Law" shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations and orders of any governmental body, and all orders, judgments and decrees of all courts and arbitrators.

                "Executive Order No. 13224" shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

                "Preferred Stock" means Borrower's Series 17 Class Q Preferred Stock consisting of Borrower's former Series 9 Class I Convertible Preferred Stock, Series 14 Class N Convertible Preferred Stock, Series 15 Class O Convertible Preferred Stock and Series 16 Class P Convertible Preferred Stock.

                "Tennessee Equipment" shall mean the Equipment located at the Kingston, TN and Oak Ridge, TN facilities, and more fully set forth in the appraisal dated January 28, 2005 conducted by Marshall & Stevens Incorporated.

                "Trading with the Enemy Act" shall mean the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

                "USA Patriot Act" shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

                        (ii) The following defined terms are amended in their entirety to provide as follows:

                "Amortizing Availability" shall mean $4,000,000, less $48,000 on

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                the fifteenth (15th) day of each month commencing with April 15,
                2005 but reducing to $0 upon the end of the Term. In the event any Tennessee Equipment is sold on or after the Amendment No. 4 Effective Date, the Amortizing Availability shall be further reduced by 80% of the appraised OLV value of the applicable Tennessee Equipment as set forth in the appraisal referenced in the defined term "Tennessee Equipment".

                "Applicable Interest Rate" shall mean an interest rate per annum equal to (a) for the Revolving Credit Facility, (i) the sum of the Domestic Rate plus one-half of one percent (0.50%) with respect to Domestic Rate Loans and (ii) the sum of the Eurodollar Rate plus three percent (3.00%) with respect to Eurodollar Rate Loans, and (b) for the Term Loan, (i) the sum of the Domestic Rate plus one percent (1.00%) with respect to the Domestic Rate Loans and (ii) the sum of the Eurodollar Rate plus three and one-half percent (3.5%) with respect to Eurodollar Rate Loans.

                "L/C Commitment" means the commitment of the Issuing Bank to Issue, and the commitment of the Lenders severally to participate in, Letters of Credit from time to time Issued or outstanding as provided herein, in an aggregate amount not to exceed on any date the sum of $1,000,000; provided that the L/C Commitment is part of the Revolving Credit Facility, rather than a separate independent commitment.

                (b) Section 2.11(b) of the Loan Agreement is hereby deleted in its entirety.

                (c) Section 2.14(c)(i) is hereby amended by inserting "prior to 10 a.m. (New York time)" immediately prior to "at least five (5) Business Days".

                (d) A new Section 2.14(c)(iv) to the Loan Agreement is added which provides as follows:

                "(iv) Borrower shall authorize and direct any Issuer to name Borrower as the "Applicant" or "Account Party" of each Letter of Credit. If Agent is not the Issuer of any Letter of Credit, Borrower shall authorize and direct the Issuer to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Agent's instructions and agreements with respect to all matters arising in connection with the Letter of Credit, or the application therefor."

                (e) Section 2.14(d)(v) of the Loan Agreement is hereby amended in its entirety to provide as follows:

                "(v) Each Lender's participation obligation shall continue until the

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                last to occur of any of the following events: (x) Agent ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled and (z) all Persons (other than the Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit."

                (f) Section 2.14(f)(i) of the Loan Agreement is hereby amended by adding the following to the end thereof:

                "(i) In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth."

                (g) Section 2.14(f)(iii) of the Loan Agreement is amended in its entirety to provide as follows:

                "(iii) As between Borrower and Issuing Bank, Agent and Lenders, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower's pursuing such rights and remedies as it may have against the beneficiary at law or under any other agreement. In furtherance and not in limitation of the respective foregoing, neither Agent or any of its Affiliates, nor Issuing Bank or any of its correspondents, participants or assignees of the Issuing Bank shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Agent or Issuing Bank shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute

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                between or among Borrower and any beneficiary of any Letter of
                Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof;
                (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Agent or Issuing Bank, including any governmental acts, and none of the above shall affect or impair, or prevent the vesting of, any of Agent's or Issuing Bank's rights or powers hereunder. Nothing in the preceding sentence shall relieve Agent or Issuing Bank from liability for Agent's or Issuing Bank's gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence but only to the extent of any direct, as opposed to consequential or exemplary, damages suffered by Borrower due to such actions or omissions or due to Issuing Bank's willful failure to pay under any Letter of Credit after presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In no event shall Agent or Agent's Affiliates or Issuing Bank or any of its correspondents, participants or assignees be liable to the Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys' fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

                        Without limiting the generality of the foregoing, Agent
                and each of its Affiliates and Issuing Bank and its correspondents, participants or assignees (i) may rely on any oral or other communication believed in good faith by it to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit;
                (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by it; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon

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                receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on it in any way related to any order issued at the applicant's request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an "Order") and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

                        In furtherance and extension and not in limitation of
                the specific provisions set forth above, any action taken or omitted by Agent, its Affiliates, Issuing Bank or its correspondents, participants or assignees under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put it under any resulting liability to Borrower or any Lender."

                (h) Section 2.14(g) of the Loan Agreement is hereby amended in its entirety to provide as follows:

                "Nature of Participation and Reimbursement Obligations. Each Lender's obligation in accordance with this Agreement and any L/C-Related Document to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrower to reimburse Agent and Issuing Bank upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following circumstances:

                        (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Agent, Borrower or any other Person for any reason whatsoever;

                        (ii) the failure of Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions

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                are not required for the making of a L/C Borrowing and the obligation of such Lender to satisfy its participation obligation under Section 2.14(d);

                        (iii) any lack of validity or enforceability of any Letter of Credit;

                        (iv) any claim of breach of warranty that might be made by Borrower or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which Borrower or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or any Subsidiaries of Borrower and the beneficiary for which any Letter of Credit was procured);

                        (v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if Agent or any of Agent's Affiliates or Issuing Bank or any of its correspondents, participants or assignees has been notified thereof;

                        (vi) payment by Agent or Issuing Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

                        (vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

                        (viii) any failure by the Agent or any of Agent's Affiliates or Issuing Bank or any of its correspondents, participants or assignees to issue any Letter of Credit in the form requested by Borrower, unless such Person has received written notice from

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                Borrower of such failure within three (3) Business Days after the Agent or Issuing Bank shall have furnished Borrower a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

                        (ix) any Material Adverse Effect on Borrower or any Guarantor;

                        (x) any breach of this Agreement or any Loan Document by any party thereto;

                        (xi) the occurrence or continuance of an insolvency proceeding with respect to Borrower or any Guarantor;

                        (xii) the fact that a Default or Event of Default shall have occurred and be continuing;

                        (xiii) the fact that the Term shall have expired or this Agreement or the Obligations hereunder shall have been terminated; and

                        (xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or a Guarantor.

                Borrower and each Lender agrees to be bound by the terms of any L/C-Related Document and by Agent's or Issuing Bank's interpretations of any Letter of Credit issued for Borrower's account and by Agent's or Issuing Bank's written regulations and customary practices relating to letters of credit, though Agent's interpretations may be different from Borrower's or such Lender's own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Agent or Issuing Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrower's instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto."

                (i) Section 2.14(i)(i) of the Loan Agreement is hereby amended by replacing the phrase "rate per annum equal to three percent (3%) per annum" with "rate per annum equal to two and one-half percent (2 1/2%) per annum."

                (j) A new Section 2.14(l) to the Loan Agreement is hereby added which provides as follows:

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                "(l) Indemnity. In addition to amounts payable as provided in
                Section 15.5, the Borrower hereby agrees to protect, indemnify, pay and save harmless Agent, any of Agent's Affiliates and Issuing Bank and any of its correspondents, participants or assignees that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which such Person may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (a) the gross negligence or willful misconduct of such Person as determined by a final and non-appealable judgment of a court of competent jurisdiction or (b) the wrongful dishonor by such Person of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body."

                (k) Section 3.2 of the Loan Agreement is hereby amended in its entirety to provide as follows:

                3.2 Facility and Other Fees. If, for any month during the Term, the average daily unpaid balance of the Revolving Credit Facility Advances and the undrawn amount of any outstanding Letters of Credit for each day of such month does not equal the Revolving Credit Limit, then Borrower shall pay to Agent for the ratable benefit of Lenders a fee at a rate equal to three-eights of one percent (.375%) per annum on the amount by which the Revolving Credit Limit exceeds such average daily unpaid balance. Such fee shall be payable to Agent in arrears on the last day of each quarter and shall be calculated as provided in
                Section 3.3. In addition, Borrower shall pay the fees set forth in the Fee letter.

                (l) A new Section 5.26 is hereby added to the Loan Agreement to provide as follows:

                5.26    Anti-Terrorism Laws.

                (a) General. Neither Borrower nor any Affiliate of Borrower is in violation of any Anti-Terrorism Law or engages in on conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

                (b) Executive Order No. 13224. Neither Borrower nor any Affiliate of Borrower or their respective agents acting or benefiting
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                in any capacity in connection with the Advances or other
                transactions hereunder, is any of the following (each a "Blocked Person"):

                        (i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive order No. 13224;

                        (ii) a person owned or controlled by, or acting for or on behalf of, any persona that is listed in the annex to, or is otherwise subject to the provisions of the Executive Order No. 13224;

                        (iii) a Person or entity with which any lender is prohibited from dealing or otherwise engaged in any transaction by any Anti-Terrorism Law;

                        (iv) a Person or entity that comments, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order No. 13324;

                        (v) a person or entity that is named as a "specially designated national" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

                        (iv) a person or entity who is affiliated or associated with a Person or entity listed above.

                Nether Borrower or to the knowledge of Borrower, any of its agents acting in any capacity in connection with the Advances or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deal in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13324.

                (m) Section 6.5 of the Loan Agreement is amended in its entirety to provide as follows:

                6.5. Tangible Adjusted Net Worth. Maintain Tangible Adjusted Net Worth in an amount not less then $30,000,000 at all times.

                (n) Section 7.6 of the Loan Agreement is hereby amended in its entirety to provide as follows:

                7.6 Capital Expenditures. Contract for, purchase or make any expenditure or commitments for fixed or capital assets (including
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                Capitalized leases) in any fiscal year commencing with the fiscal year ending 2005 in an aggregate amount for all Credit Parties in excess of (a) in the case of Unfinanced Capital Expenditures, $4,000,000 plus the amount of any cash net proceeds of any equity issuance received by any Credit Party in any such fiscal year, and (b) in the case of all Capital Expenditures (whether financed or unfinanced), $6,000,000.

                (o) Section 7.11 of the Loan Agreement is hereby amended by replacing the amount "$250,000" with "$500,000."

                (p)     The following sections are hereby added to the end of
Article VII to provide as follows:

                7.20. Anti-Terrorism Laws. Borrower shall not, until satisfaction in full of the Obligations and termination of this Agreement, nor shall it permit an Affiliate or agent to:

                        (a) Conduct any business or engage in any transaction or deal with any Blocked Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person.

                        (b) Deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13324.

                        (c) Engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the publications set forth in the Executive Order No. 13324, the USA Patriot Act or any other Anti-Terrorism Law. Borrower shall deliver to Agent any certification or other evidence requested from time to time by Agent in its sole discretion, confirming Borrower's compliance with this Section.

                7.21 Trading with the Enemy Act. Engage in any business or activity in violation of the Trading with the Enemy Act.

                (q) Section 13.1 of the Loan Agreement is hereby amended in its entirety to provide as follows:

                13.1. Term. This Agreement, which shall insure to benefit of and shall be binding upon the respective successors and permitted assigns of Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until May 31, 2008 (the "Termination Date") unless sooner terminated as herein provided. Borrower may terminate this

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                Agreement at any time upon sixty (60) days' prior written notice upon payment in full of the Obligations. In the event that the Obligations are prepaid in full prior to the Termination Date (the date of such prepayment hereinafter referred to as the "Early Termination Date"), Borrower shall pay to Agent for the benefit of Lenders an early termination fee in an amount equal to (x) one percent (1.00%) of the Total Financing Amount if the Early Termination Date occurs on or after the Amendment No. 4 Effective Date, to and including the date immediately preceding the first anniversary of the Amendment No. 4 Effective Date, and
                (y) one-half of one percent (0.50%) of the Total Financing
                Amount if the Early Termination Date occurs on or after the first anniversary of the Amendment No. 4 Effective Date but prior to the second anniversary of the Amendment No. 4 Effective Date. In the event the Early Termination Date occurs on or after the second anniversary of the Amendment No. 4 Effective Date, no early termination fee shall be due from Borrower.

        3. Conditions of Effectiveness. This Amendment shall become effective upon satisfaction of the following conditions precedent: Agent shall have received (i) four (4) copies of this Amendment executed by Borrower and consented and agreed to by Guarantors, (ii) an amendment fee of $140,000 (which fee shall be charged to Borrower's Account), (iii) a copy of the resolutions, in form and substance reasonably satisfactory to Agent, of the Board of Directors of Borrower authorizing the execution, delivery and performance of this Amendment and (iv) such other certificates, instruments, documents, agreements and opinions of counsel as may be required by Agent or its counsel, each of which shall be in form and substance satisfactory to Agent and its counsel.

        4. Representations and Warranties. Borrower hereby represents and warrants as follows:

                (a) This Amendment and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms.

                (b) Upon the effectiveness of this Amendment, Borrower hereby reaffirms all covenants, representations and warranties made in the Loan Agreement to the extent the same are not amended hereby and agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment.

                (c) No Event of Default or Default has occurred and is continuing or would exist after giving effect to this Amendment.

                (d) Borrower has no defense, counterclaim or offset with respect to the Loan Agreement.

                (e) Borrower is incorporated in the State of Delaware and the Guarantors are

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incorporated in the states set forth on Schedule 5.2(a) hereto.

        5.      Effect on the Loan Agreement.

                (a) Upon the effectiveness of Section 2 hereof, each reference in the Loan Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.

                (b) Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

                (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or any Lender, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

        6. Governing Law. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

        7. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

        8. Counterparts. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.

                                          PERMA-FIX ENVIRONMENTAL SERVICES, INC.

                                          By:    /s/ Richard T. Kelecy
                                                 -------------------------------
                                          Name:  Richard T. Kelecy
                                          Title: V.P. and CFO

                                          PNC BANK, NATIONAL ASSOCIATION, as
                                          Agent and Lender

                                          By:    /s/ Alex M. Council, IV
                                                 -------------------------------
                                          Name:  Alex M. Council, IV
                                          Title: Vice President

                [SIGNATURES CONTINUED ON FOLLOWING PAGE]

CONSENTED AND AGREED TO:

SCHREIBER, YONLEY AND ASSOCIATES, INC.
PERMA-FIX TREATMENT SERVICES, INC.
PERMA-FIX OF FLORIDA, INC.
PERMA-FIX OF MEMPHIS, INC.
PERMA-FIX OF DAYTON, INC.
PERMA-FIX OF FT. LAUDERDALE, INC.
PERMA-FIX OF ORLANDO, INC.
PERMA-FIX OF SOUTH GEORGIA, INC.
PERMA-FIX OF MICHIGAN, INC.
DIVERSIFIED SCIENTIFIC SERVICES, INC.
INDUSTRIAL WASTE MANAGEMENT, INC.
EAST TENNESSEE MATERIALS & ENERGY
CORPORATION
PERMA-FIX OF MARYLAND, INC.
PERMA-FIX OF PITTSBURGH, INC.

By:    /s/ Richard T. Kelecy
       --------------------------
Name:  Richard T. Kelecy
Title: Vice President
of each of the foregoing entities